                                           Exhibit 99.1

                                          For More Information:
                                          Chris Close
                                          (610) 902-6257
                                          chris.close@airgas.com


          AIRGAS REPORTS STRONG FISCAL THIRD QUARTER RESULTS

     RADNOR, Pennsylvania, January 27, 2000 - Airgas, Inc. (NYSE -
ARG) today reported results for the quarter and nine-month period ended December 31, 1999. Net earnings, excluding certain gains and charges, increased 68% to $.15 per diluted share in the current quarter versus a year ago, driven by improved gross margins and lower expenses. Same-store sales were essentially flat. After-tax cash flow improved 13% to $.50 per diluted share.

     Peter McCausland, chairman and chief executive officer, commented, "Our significant growth in earnings and cash flow are impressive given the ongoing weakness in several important customer segments. The improved gross margin reflects benefits from our new hardgoods distribution infrastructure, higher gas margins and a shift in product mix. Our people in the field are working hard to control expenses and capital spending while continuing to build our infrastructure. As a result, our business is generating solid cash flow, which has allowed us to make acquisitions, buy back stock and pay down debt.

     "We are beginning to sense some growing optimism from our operating management regarding prospects of improved demand in our core business. While we've been experiencing growth in national accounts and certain strategic product areas, the eventual strengthening of our core customer segments must, to a large degree, drive earnings and cash flow growth in the future. I'm pleased that we've been able to meet our earnings targets for three consecutive quarters. Achieving our plan for the fourth quarter, however, may require an improvement in our daily sales rate."

     Comparing the quarter ended December 31, 1999 with the same period last year, after-tax cash flow (net earnings, excluding certain gains and charges, plus depreciation, amortization and deferred income taxes) was $35.7 million, or $.50 per diluted share, compared to $31.7 million, or $.44 per diluted share. Excluding certain gains and charges netting to less than $.01 per diluted share, net earnings were $10.3 million, or $.15 per diluted share, versus net earnings in last year's quarter, also excluding non-recurring gains, of $6.1 million, or $.09 per diluted share. Sales were $369 million this quarter compared to $380 million last year. Net divestitures and acquisitions accounted for more than $10 million of the sales decline.

     For the nine-month period, after-tax cash flow increased to $108.5 million, or $1.53 per diluted share, compared to $101.6 million, or $1.42 per diluted share, during the same period last year. Net earnings, excluding certain gains and charges in both the current and prior years, were $31.3 million, or $.44 per diluted share, compared to $27.3 million, or $.38 per diluted share. Sales were $1.14 billion compared to $1.18 billion in the prior year.

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     During the quarter ended December 31, 1999, cost of products sold for the Gas Operations segment included a $3.8 million ($2.2 million after-tax) charge related to certain specialty gases inventories.
Also in the current quarter, the Company recorded a $2.8 million ($1.7 million after-tax) gain primarily related to an insurance settlement pertaining to a fiscal 1997 loss.

     Total same-store sales were flat in the fiscal third quarter versus the same period a year ago. Sales in the Distribution segment were down 1.3% reflecting an increase of 1.6% for gas and rent offset by a 3.3% decline in hardgoods sales. Same-store sales for the Gas Operations segment were 15% higher.

     Total capital expenditures for the quarter were $17 million versus $26 million in last year's quarter. Capital spending year-to-date was $48 million versus $82 million last year.

     During the quarter, the Company purchased 1.1 million shares of its common stock at a total cost of $10.5 million. For the first nine months of the fiscal year, the Company purchased 2.3 million shares at a total cost of $24.8 million. There are approximately 4.8 million shares remaining under the current share repurchase authorization.

     The slides to be presented during the Company's earnings teleconference, along with the teleconference replay instructions are available on the Company's Internet site www.airgas.com. The replay will be accessible for one week starting at approximately 11:00 a.m. Eastern Time on Friday, January 28, 2000.

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment and the third largest distributor of safety supplies in the United States. Airgas' integrated distributor network consists of approximately 700 locations, including branches, packaged gas fill plants, distribution centers, and inbound and outbound telemarketing operations.

                  Forward-Looking Statements

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby.
All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include underlying market conditions, improved demand, growth in national accounts and certain strategic product areas, net earnings and cash flow growth, the Company's ability to improve its daily sales rate and gross margins, meet earnings targets, and control expenses and capital spending, and other factors described in the Company's reports, including Form 10-Q dated September 30, 1999, filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow.

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
                     AIRGAS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF EARNINGS
             (Amounts in thousands, except per share data)
                              (Unaudited)

                                             Three Months Ended    Nine Months Ended
                                                December 31,          December 31,
                                              1999       1998 (a)   1999       1998(a)
Net sales:
     Distribution                          $339,761    $339,623   $1,032,701  $1,054,384
     Gas Operations                          29,673      40,700      103,515     123,304
          Total net sales                   369,434     380,323    1,136,216   1,177,688

Costs and expenses:
     Cost of products sold (excluding
      depreciation and amortization)
        Distribution                        180,126     183,922      555,205     574,062
        Gas Operations (b)                   15,471      17,792       44,506      55,299
     Selling, distribution and
      administrative expenses               125,676     130,932      381,822     393,085
     Depreciation and amortization           21,986      22,504       67,105      65,849
     Special charges (c)                     (2,829)          -       (2,829)     (1,000)
     Total costs and expenses               340,430     355,150    1,045,809   1,087,295

Operating income:
     Distribution                            26,622      20,634       79,290      75,246
     Gas Operations                            (447)      4,539        8,288      14,147
     Special charges (c)                      2,829           -        2,829       1,000
          Total operating income             29,004      25,173       90,407      90,393

Interest expense, net                       (13,949)    (15,701)     (42,167)    (46,227)
Other income, net (d)                         1,234      24,358       16,639      25,189
Equity in earnings of unconsolidated
 affiliates (e)                                 663       2,862        2,388       4,838

     Earnings before income taxes and
      the cumulative effect of an
      accounting change                      16,952      36,692       67,267      74,193

Income tax expense                            7,192      14,604       28,920      30,350

     Earnings before the cumulative
      effect of an accounting change          9,760      22,088       38,347      43,843

Cumulative effect of an accounting
 change, net of taxes (f)                         -           -         (590)          -

Net earnings                               $  9,760    $ 22,088     $ 37,757    $ 43,843


Net earnings (excluding gains/charges)(g)  $ 10,291    $  6,143     $ 31,319    $ 27,323

Per share data:
     Basic earnings per share              $    .14    $    .32     $    .54    $    .63
     Diluted earnings per share            $    .14    $    .31     $    .53    $    .61

Per share data
 (excluding gains/charges)(g):
     Basic earnings per share              $    .15    $    .09     $    .45    $    .39
     Diluted earnings per share            $    .15    $    .09     $    .44    $    .38

Weighted average shares outstanding:
     Basic                                   69,200      69,700       69,600      70,000
     Diluted                                 70,800      71,600       71,000      71,700

See notes to consolidated financial statements.

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Notes to consolidated statements of earnings:

(a) Certain reclassifications have been made to previously issued financial statements to conform to the current presentation.

(b) Gas Operations' cost of products sold for the three and nine months ended December 31, 1999 includes an inventory write-down of $3.8 million ($2.2 million after-tax) related to certain specialty gas inventories.

(c) Special charges of $2.8 million ($1.7 million after-tax) for the three and nine months ended December 31, 1999 primarily include an insurance settlement related to a fiscal 1997 loss.

     Special charges of $1 million ($575 thousand after-tax) for the nine months ended December 31, 1998 represents reserve adjustments related to the divestiture of two non-core businesses.

(d) Other income, net, for the nine months ended December 31, 1999 includes a $14.9 million ($7.8 million after-tax) gain resulting from the divestiture of the Company's operations in Poland and Thailand. The operations of the divested companies were previously reported in the Gas Operations segment.

     Other income, net, for the three and nine months ended December 31, 1998 includes a $24 million ($14.1 million after-tax) gain from the divestiture of the Company's calcium carbide and carbon products manufacturing operations. The operations of this business were previously reported in the Gas Operations segment.

(e) Equity in earnings of unconsolidated affiliates for the three and nine months ended December 31, 1998 includes a $1.8 million non-recurring gain from insurance proceeds received by an equity affiliate.

(f) Effective April 1, 1999, the Company adopted Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." The nine months ended December 31, 1999 include a first quarter after-tax charge of $590 thousand for the cumulative effect of an accounting change related to previously capitalized costs from start-up activities.

(g) Net earnings and per share amounts, adjusted to exclude the items described in notes (b) through (f).






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
                     AIRGAS, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                        (Amounts in thousands)


                                                 (Unaudited)
                                                 December 31,    March 31,
                                                    1999           1999
ASSETS
Trade accounts receivable, net                   $  193,287      $  195,708
Inventories, net                                    158,095         154,424
Deferred income tax asset, net                        7,937           7,549
Prepaids and other current assets                    23,393          21,161
    TOTAL CURRENT ASSETS                            382,712         378,842

Property, plant and equipment, net                  709,444         717,859
Goodwill, net                                       424,700         428,349
Other non-current assets, net                       133,200         173,422
    TOTAL ASSETS                                 $1,650,056      $1,698,472

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                          $   69,103      $   85,486
Accrued expenses and other current liabilities      101,492         108,295
Current portion of long-term debt                     2,434          19,645
    TOTAL CURRENT LIABILITIES                       173,029         213,426

Long-term debt                                      801,022         847,841
Deferred income taxes                               152,653         142,675
Other non-current liabilities                        31,830          23,585

Stockholders' equity                                491,522         470,945
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $1,650,056      $1,698,472


